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 FORM 3                                                   OMB APPROVAL
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
(Print or Type Response)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
  Marshall       Frank                        (Month/Day/Year)            VINA Technologies, Inc. (VINA)        (Month/Day/Year)
----------------------------------------         8/8/00                  ----------------------------------
     (Last)     (First)     (Middle)       ----------------------------  5. Relationship of Reporting        -----------------------
                                           3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
 39745 Eureka Drive                           Number of Reporting           (Check all applicable)              Group Filing (Check
----------------------------------------      Person (Voluntary)           X   Director          10% Owner      Applicable Line)
             (Street)                                                    -----            -----                X    Form filed by
                                           ----------------------------        Officer           Other       -----  One Reporting
 Newark             CA          94560                                    ----- (give      -----  (specify           Person
----------------------------------------                                       title below)      below)             Form filed by
      (City)      (State)      (Zip)                                                                         -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                      80,000                           D
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Common Stock                                      35,000                           I                         By son
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                     SEC 1473(7-96)
10410602v1
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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-  5. Owner-     6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or     ship          Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise    Form of       (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of    Deriv-
                                    Year)                                             Deriv-      ative
                                                                                      ative       Security:
                                                                                      Security    Direct
                                 -------------------------------------------------                (D) or
                                 Date      Expira-                       Amount or                Indirect
                                 Exercis-  tion             Title        Number                   (I)
                                 able      Date                          of Shares                (Instr. 5)

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Series B Convertible            Immediate               Common Stock     1,194        1-to-1        I        By Frank Marshall
Preferred Stock*                                                                                               Timark, L.P.
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Series C Convertible            Immediate               Common Stock    20,000        1-to-1        D
Preferred Stock
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Series D Convertible            Immediate               Common Stock     1,000        1-to-1        I        By Frank Marshall
Preferred Stock*                                                                                               Timark, L.P.
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Explanation of Responses:



                                                                                   /s/ FRANK MARSHALL                   8-8-00
**Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------  ----------------
  Violations.                                                                      **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
10410602v1
        SEC 1473(7-96)                                                                                                        Page 2
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